AGREEMENT FOR THE SALE AND PURCHASE
                                OF LIQUOR LICENSE
                       -----------------------------------


     THIS AGREEMENT, made and entered into this day of January, 2000, by and between MOORE'S INN, INC., a New Jersey Corporation, trading as Moore's Inn, with its main office located at 1862 Oak Tree Road, Edison, New Jersey, 08818 hereinafter called "Seller" or "Transferor", and CHEFS INTERNATIONAL, INC. a Delaware Corporation authorized to do business in the state of New Jersey with its main office at 62 Broadway, Point Pleasant, New Jersey, 08742, hereinafter called "Purchaser" or "Transferee".

     WHEREAS, the Seller is the owner of a State of New Jersey Retail Plenary Consumption License, bearing License No. 1316-33-005-003, issued by the governing body of the Township of Freehold, County of Monmouth, State of New Jersey, which License is currently in active status at Moore's Inn, 402 West Main Street, Freehold Township, Monmouth County, New Jersey; and

     WHEREAS, the Seller is desirous of selling and Purchaser is desirous of purchasing said license for the price and under the terms and conditions as recited herein; and

     WHEREAS, the Purchaser is willing to purchase and acquire the license for use in the operation of a restaurant in the Township of Freehold, subject to the terms and conditions of this Agreement, and the contingencies contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions contained herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto mutually agree as follows:

     1. PURCHASE PRICE. the Seller shall sell to Purchaser, and the Purchaser shall buy from Seller, the License for the Sum of THREE HUNDRED AND FIFTY THOUSAND ($350,000.00) DOLLARS. An earnest money deposit in the amount of thirty-five thousand ($35,000.00) Dollars, to be applied on account of the purchase price (or forfeited as liquidated damages as more fully recited hereinafter), shall be deposited in escrow with Anthony Mancuso, Esquire, whose address is Two Hooper Avenue, Toms River, New Jersey, 08753, (hereinafter "escrow agent"). The earnest money deposit shall be provided to escrow agent within ten (10) days from the date of final execution of this agreement. The escrow agent shall place the deposit in a non-interest bearing account. In accordance with paragraph 10 below, the balance of the purchase price shall be paid by depositing with the escrow agent, on or before the closing of this transaction, an additional sum of three hundred and fifteen thousand ($315,000.00) Dollars, in regular corporate funds. If this agreement becomes null and void, or is terminated in accordance with or on account of the failure of one or more of the contingencies stated in paragraph 3 hereof, or the warranties stated in paragraph 5 hereof, the said earnest money deposit shall be returned to purchaser and neither party shall have any further obligation to the other.

     2. ESCROW AGENT. It is Agreed That All Funds Involved in This Sale Regarding the Purchase Price of the License Shall be Deposited in Escrow With Escrow Agent.

     The Escrow Agent may act upon any instrument or other writing believed by the Escrow Agent in good faith to be genuine, and to be signed by the property party. In the event of any controversy or dispute hereunder, or with respect to any question as to the construction of this Agreement, or any action to be taken by the Escrow Agent hereunder, the Escrow Agent may confer with counsel (including members of his own firm) and shall incur no liability for any action taken or suffered in good faith in accordance with the advice or opinion of such counsel, including the depositing of the escrow fund in a court of competent jurisdiction which shall adjudicate any difference between Seller and Purchaser.

          (a) The Escrow Agent shall not be liable in connection with the performance of his duties hereunder, except for his own gross negligence, fraud or theft.

          (b) The Escrow Agent shall be under no duty or responsibility to enforce any of the terms or conditions of this Agreement.

          (c) Seller and Purchaser, jointly and severally, hereby indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any loss, liability or expense incurred (absent Escrow Agent's gross negligence, fraud or theft), arising out of or in connection with the acceptance or administration of the Escrow Agent's duties hereunder, including, without limitation, the cost and expense of defending the Escrow Agent against any claim or liability hereunder.

     3. CONDITIONS PRECEDENT.

          I. This Agreement shall be and is hereby made contingent upon the following conditions to be satisfied or waived in writing by Purchaser within forty-five (45) days (the "Contingency Period) (unless extended as hereinafter provided) from the date of final execution of this Agreement;

          (a) The Purchaser shall be able to negotiate and obtain a lease upon terms fully satisfactory to Purchaser for premises known as Moore's Inn, 402 West Main Street,

Freehold Township, New Jersey. If the Purchase shall be unable to enter into such lease agreement within such time, this Agreement shall, at the option of purchaser, become null and void, unless the parties agree, in writing, to extend the time for satisfaction of this contingency.

          (b) The Purchaser, at its sole cost and expense shall, upon entering into aid lease agreement, or prior thereto at Purchaser's option, make application to the governing body of the Township of Freehold, Monmouth County, New Jersey, and be granted0 requisite governmental approval necessary for the person-to-person transfer of the License from the Seller to the Purchaser for use at 402 West Main Shv4 Freehold. All fees and advertising costs in connection with the transfer application shall be paid by the Purchaser.

          (c) The receipt by the Purchaser, prior to closing, of a license violation search (to be obtained by Purchaser at its sole cost and expense) from the Division of Alcoholic Beverage Control of the State of New Jersey indicating no open or unresolved violations against the License as of the date of transfer of said License.

          (d) That all obligations outstanding to all new Jersey alcoholic manufacturers, wholesalers and/or distributors have been or will be satisfied by Seller prior to the closing and Seller shall so certify in writing at the closing of the subject matter hereof. Purchaser shall also at the closing (hereinafter defined) and at Purchaser's sole cost and expense, obtain a search, which search shall not reveal the existence of any open invoices involving the sale or purchase of alcoholic or malt or brewed beverages as respects the License. However, if said search reveals the existence of any such open invoices, it shall be Seller's obligation (prior to or at closing) to pay the same in full, together with any interest and/or penalties as may be assessed.

          (e) That no governmental investigation affecting the License be in process at the time of settlement and closing and that Purchaser acquire said License free and clear from any such investigations; and Seller shall so certify in writing at the closing of the subject matter hereof.

          (f) That Seller has not done any acts or incurred any debts which encumber the License, and the License be transferred free and clear of all liens, claims, encumbrances, security interest and/or restrictions, including but not limited to any liens or claims of any taxing authority.

          (g) That there not be any restrictions or special limitations imposed by any authority upon the use of License that are not acceptable to Purchaser.

          (h) That Purchaser obtain at Purchaser's own cost and expense, a Judgment, Federal Lien and Bankruptcy Search (the "Search") indicating that as of the date of settlement and closing herein: (1) that no federal lien has been filed against the Seller or the License; (2) that the Seller is not, either voluntarily or involuntarily, subject to any Bankruptcy or similar provision of any federal or state bankruptcy law or rule or similar statute; and (3) there are no judgments or liens against the License.

     The Search shall be performed by a title company authorized to issue title insurance in the State of New Jersey, which title insurance company shall be reasonably satisfactory to the Purchaser. The Search shall be performed in Middlesex County. In the event that a judgment affecting the License or federal tax Hen exists, it shall be Seller's obligation to pay the same at closing, together with all penalties and interest due thereon. In the event that the

Seller is subject to Bankruptcy or similar law provisions as aforesaid, it shall be Seller's sole responsibility, at Seller's cost and expense, to obtain the approval of this sale from the Bankruptcy Trustee or other such appropriate Court so that the subject License may be transferred to the Purchaser herein in accordance with the terms hereof.

          (i) Notwithstanding anything herein to the contrary, the submission of the liquor license transfer application to the Clerk of the Township of Freehold within fifteen (15) days from the date of final execution of this Agreement.

     4. EXTENSION PERIODS. Notwithstanding anything herein to the contrary, it is contemplated that approval of the subject transfer will be scheduled to occur before the Freehold Township council at its first regularly scheduled meeting subsequent to the submission of the License Transfer Application. If for any reason whatsoever, the meeting is not scheduled or the transfer application is not presented to the council at its first regularly scheduled meeting subsequent to the submission of the License Transfer Application, the terms of this Agreement shall immediately be extended to the date of the next scheduled meeting of the Freehold Township council (provided that the transfer application is listed on the agenda thereof for said date). If not so listed, then the term of this Agreement shall be extended to the date of the next succeeding council meeting, etc., from meeting date to meeting date until the matter is listed on the agenda of said council, unless the failure to so list is the fault solely of the Purchaser. In this latter event, this Agreement shall thereupon terminate unless the parties agree to extend the time for performance, in writing. Upon such termination, Seller shall return all deposit monies to Purchaser and neither party shall have any further obligation to the other.

     5. WARRANTIES OF SELLER. Seller makes the representations and warranties set forth below and agrees that such warranties and representations shall be deemed republished at the time of closing and shall survive the closing:

          (a) The Seller is the sole owner of the subject liquor License, has the sole and only rights therein and as such, has been approved as the transferee of such License by the Township of Freehold, County of Monmouth, State of New Jersey.

          (b) That Seller has the full and complete right to make, execute and perform this Agreement and to transfer the License to Purchaser.

          (c) That on the closing date, Seller shall transfer the License to Purchaser free and clear of all liens, claims, encumbrances and/or restrictions.

          (d) That the execution, delivery and performance of this Agreement does not constitute a violation of any instrument to which Seller is a party or by which Seller maybe bound; specifically that Seller is not a party to any Agreement which would prevent Seller from fully performing the terms of this Agreement.

          (e) That the License is not subject to any outstanding notice of delinquency under N.J.A.C. 13:2-24.4.

          (f) That the License has been properly renewed for the current license year ending June3O, 2000. Purchaser agrees to reimburse Seller for Purchases pro rata share of the current year renewal fee.

          (g) That the License has never been suspended, revoked or invalidated and that no special limitations have ever been placed on the License.

          (h) The License is presently in full force and effect, and is currently inactive status at Moore's Inn, 402 West Main Street Township of Freehold, Monmouth County, New Jersey.

          (i) That there are no governmental investigations affecting the License.

          (j) The Seller has been duly organized and is validly existing in good standing under the laws of the State of New Jersey. Seller shall produce a Good Standing Certificate, at closing, issued by the appropriate agency of the State of New Jersey.

          (k) Seller, by its officers who execute this Agreement has the corporate power and authority to enter into and perform this Agreement and to transfer the License to Purchaser. The execution, delivery and performance of this Agreement by the executing officers of the corporation have been duly authorized by all requisite corporate action and this Agreement has been duly executed and delivered by Seller.

          (l) The execution, delivery and performance of this Agreement by Seller does not conflict with or result in a violation of the Articles of Incorporation or Bylaws of Seller or of any agreement, instrument, order, writ, judgment, or decree to which Seller is a party or subject.

          (m) Seller has no disciplinary charges pending against its License nor do the officers, directors or shareholders of Seller know of any investigation by any authority with respect to any violation of the liquor laws in the State of new Jersey. In the event either that such charges nevertheless exist or that prior to settlement charges are instituted against the License, Purchaser shall have the right to terminate and rescind this Agreement; and upon such action Purchaser shall receive the return of all funds in escrow, as well as all out-of-pocket expenses and reasonable attorney's fees.

     (n) The License is in good standing and has not been revoked or invalidated and is not currently suspended or scheduled to be suspended at any time in the future.

     6. COOPERATION OF SELLER. Seller agrees to execute all documents and certificates as may be required in furtherance of Purchaser's application for transfer of the License, such documents to include but not be limited to a Consent to Transfer (in form substantially similar to the Consent attached hereto and marked Exhibit "A") the subject License to Purchaser. Seller agree to cooperate fully and promptly with Purchaser .in regard to Purchaser's License transfer application and to do all things reasonably necessary to said Purchaser with regard to such application.

     7. COOPERATION OF PURCHASER. Purchaser agrees to continence processing the transfer and to use reasonable diligence to satisfy the conditions recited in this Agreement, consistent nevertheless with the time requirements of this agreement.

     8. WARRANTIES OF PURCHASER. Purchaser makes the representations and warranties set forth below and agrees that such warranties and representations shall be deemed republished at there time of closing and shall survive the closing:

          (a) That it is a corporation duly organized and lawfully existing under the laws of the State of Delaware and that it is duly existing and in good standing under the laws of the State of New Jersey, having filed the necessary documentation so as to register to do business in the said State of New Jersey.

          (b) That it has the right to make, execute and perform this Agreement; and that the execution, delivery and performance of this Agreement does not constitute a violation of Purchaser's Certificate of Incorporation, bylaws, or any other instrument to which Purchaser is a party or by which Purchaser may be bound.

          (c) That the execution and delivery of this Agreement and the performance by Purchaser of the obligations to be performed by it hereunder have been duly authorized by the proper corporate. actions of the board of directors as may be necessary, and that there is no agreement of any kind that would prohibit or restrict such corporate actions.

          (d) That the corporate officers executing this Agreement are duly elected officers of the Corporation and have received the authority to make and execute this Agreement and to bind Purchaser hereto.

          (e) That is it solvent and has the funds available for the acquisition of the License in the manner contemplated herein.

          (f) That it is not disqualified from holding an alcoholic beverage license in the State of New Jersey.

     9.   COMMUNICATION FROM GOVERNMENTAL AUTHORITIES.

     Seller shall serve upon Purchaser (within seven (7) days of receipt thereof by Seller) a copy of any notice received from the Division of Alcoholic Beverage Control or any Federal, state or municipal governmental body or agency with regard to or involving the License. Service shall be in the manner hereinafter recited.

     10. CLOSING. The closing of this transaction shall take place at the office of Starkey, Kelly, Blaney & White, attorney for Purchaser, Two Hooper Avenue, Toms River, New Jersey 08753, or at such other location as shall be mutually agreed upon by the parties. Closing shall occur 'in escrow' no later than 3:00 PM on the same date that the Township of Freehold will act upon the application for the transfer of the License. At the time of closing, all papers will be signed and deposited with Anthony Mancuso, Esquire, including a Bill of Sale for the License to be signed by the Seller (containing the usual warranties of title) and all requisite monies, if not previously provided to the Escrow Agent, will be deposited with the Escrow Agent who will hold same in escrow pending the successful transfer of the License. On the day next following the Township council's approval of the transfer of the License from Seller to Purchaser, the monies will be distributed and the Bill of Sale will be delivered. If the application for transfer is denied, this Agreement shall immediately become null and void and the Escrow Agent shall return all monies to Purchaser and the Bill of Sale to the Seller. Thereafter, neither party shall have any further liability to the other.

     11. PURCHASE OF LICENSE. As heretofore stated in this Agreement, the Purchaser's obligation to close title to the liquor license is contingent upon Purchaser entering into a Lease Agreement with an entity known as Moore's Realty Associates for a portion of premises known as 402 West Main Street, Freehold, New Jersey. Upon the termination of such lease, for any reason, purchaser agrees to sell back to Moore's Inn, Inc., or to Moore's Realty Associates; or to the designee of either Moore's Inn, Inc. and/or Moore's Realty Associates the said liquor license which is the subject matter of this Agreement at the same price of $350,000.00. The provisions of this paragraph shall survive the closing of title to the subject liquor license.

     12. NOTICES. Any notice, request, demand consent, approval, or other communications required or permitted under this Agreement will be written and will be deemed to have been given when person0v delivered or sent by facsimile transmission, or (ii) on the next day after delivery to a nationally recognized express delivery service with instructions for overnight delivery; or (iii) on the third day after it is deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the other party as set forth below:

          IF TO SELLER:
          Moore's Inn, Inc.
          1862 Oak Street Road
          Edison, NJ 08812
          Attn: Michael F. Lombardi, Esquire

          IF TO PURCHASER
          Chefs International, Inc.
          62 Broadway
          PO Box 1332
          Pt. Pleasant Beach, NJ 08742

          Anthony Mancuso, Esquire,.
          Starkey, Kelly Blaney & White
          Two Hooper Avenue
          Toms River, NJ 08753

     13. DEFAULT. (a) Should Seller breach this Agreement or fail to close hereunder without the right to do so, the Purchaser shall have the right to receive the immediate receipt of all escrow funds, as well as all out of pocket expenses and reasonable attorneys' fees; or, alternatively, Purchaser may compel Seller to specifically perform this Agreement and Seller agrees to reimburse Purchaser for any reasonable attorney's fees, costs and expenses incurred in connection therewith. Ten (1O) days after written demand for the escrow funds, Escrow Agent is directed (after providing notice to the Seller) to deliver said sum to the Purchaser. If within said ten (1O) day period Escrow Agent shall receive from

Seller a written objection to the release of such funds, Escrow Agent agrees to deposit the fund into a Court of competent jurisdiction, and not to release the same to Purchaser. Notwithstanding the foregoing, in the event that any representation or warranty made by the Seller is not fully satisfied or there is a failure to satisfy a condition which is Seller's obligation to satisfy to the extent that the License is freely transferable, without claim or encumbrance to Purchaser and in accordance with the terms of this Agreement, the Seller hereby directs that Purchaser may take such action as Purchaser deems necessary, all at the expense of Seller, to effectuate the transfer of the License to the Purchaser free and clear of all such Hens, claims and encumbrances, and in accordance with the terms hereof. Such actions on the part of the Purchaser may include, but are not limited to, depositing with Escrow Agent sufficient sums from the consideration otherwise due Seller hereunder and directing the Escrow Agent to pay over said sums, as applicable, so as to obtain an appropriate release or waiver of any claim made against the License. Escrow Agent shall not, however, make any such payment without first bringing the claim to the attention of the Seller and giving Seller a reasonable time to dispose of any such lien or claim.

          (b) In the event that Purchaser branches this Agreement and the License may not be transferred to the Purchaser, or if the Purchaser otherwise fails to close this transaction without the right to do so, the Purchaser shall pay to Seller the sum of THIRTY-FIVE THOUSAND ($35,000.00) DOLLARS, as liquidated damages. The parties agree that damages for wrongful breach of this Agreement by the Purchaser are difficult or impossible to determine and consequently agree the sum of THIRTY-FIVE THOUSAND ($35,000.00)DOLLARS as liquidated damages represents the fair and equitable damages due Seller in the event of Purchaser's beach, as aforesaid. Ten (10) days after written demand by Seller, escrow agent is to provide the sum of THIRTY-FIVE THOUSAND ($35,000.00)DOLLARS, as aforesaid, to the Seller. Said sum shall be paid to Seller as its sole and exclusive remedy hereunder. Thereafter, the parties shall be released from all further liability.

     14. COMPLETE AGREEMENT. It is understood and agreed that this Agreement alone represents the full, final and complete understanding of the parties, and that all prior representations and agreements are merged herein.

     15. MODIFICATION. This Agreement may not be changed or terminated orally by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

     16. LAW GOVERNING. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey.

     17. BROKERS. The parties hereby represent to each other that there are no commissions due to any real estate agent, broker, or other entity as a result of or relating to the sale of the License described herein. The parties agree to identify and hold each other harmless from and against any and all claims of any realtors, brokers, or other persons relating to the sale of the subject License and allegedly based on the actions of the indemnifying party. The provisions of this paragraph shall survive the closing of title to the subject liquor license.

     18. SUBJECT HEADINGS. The subject headings at the beginning of each paragraph are provided for convenience only and are not intended to modify or amplify the text of the paragraph.

     19. TAXES. The Seller shall be solely responsible for any tax liability resulting from the sale of the License to Purchaser. Seller shall indemnify and hold Purchaser harmless from all claims of tax liability as a result of the sale of the License. This paragraph shall survive the closing of this transaction. Seller agrees to allow Purchaser to submit notice of this sale to the State of New Jersey, Department of Treasury and to permit the holding in escrow, subsequent to the closing, of such monies as directed by the Department of Treasury.

     20. SEPARABLE CLAUSES. Each provision of this Agreement shall be considered to be separable and if, for any reason, any provision or any part thereof is deeded to be invalid and contrary to any applicable law, such invalidity shall not impair the portions of this Agreement which are valid; and this Agreement shall be construed and enforced to all effects as if such invalid provision had been omitted.

     21. NONWAIVER. The failure of the Seller or Purchaser to insist upon strict performance of any of the covenants or conditions of this Agreement shall not be construed as a waiver by such party of any of its rights or remedies under this Agreement, and shall not be construed as a waiver, relinquishment or failure of any such covenant, conditions, or options.

     22.  COUNTERPART. This Agreement may be executed in counterpart.

     IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed and sealed as of the day, month and year first above written.

Attest:                                        Moore's Inn, Inc.

/s/ STEPHEN F. LOMBARDI                        By   /s/ MICHAEL F. LOMBARDI
-----------------------------------              -------------------------------
    Stephen F. Lombardi, Secretary                      Michael F. Lombardi

Attest:                                 Chefs International, Inc.

/s/ MARTIN W. FLETCHER                  By: /s/ ANTHONY PAPALIA
-----------------------------------     ----------------------------------------
Martin W. Fletcher, Sec.                Anthony Papalia, Pres.

STATE OF NEW JERSEY    :
                       :  SS
COUNTY OF OCEAN        :
     BE IT REMEMBERED, that on this 21st day of January 2000 before me, the subscriber, and attorney. Of the State of New Jersey, personally appeared Anthony Papalia and Martin W. Fletcher, who, I am satisfied are the persons who signed the within instrument as the President and Secretary of CHEFS INTERNATIONAL, INC., the corporation named therein and her thereupon acknowledged that the said instrument, made by the corporation addn. sealed with its seal, was signed, sealed and delivered by him as such officer and is the act and deed of the corporation, made by virtue of authority from the Board of Directors of the corporation.

                                        /s/ CYNTHIA L. WALSH
                                        ----------------------------------------
                                        Notary Public of the State of New Jersey
                                                   CYNTHIA L. WALSH
                                              NOTARY PUBLIC OF NEW JERSEY
                                            MY COMMISSION EXPIRES 4/20/2002
STATE OF NEW JERSEY    :
                       :  SS
COUNTY OF MIDDLESEX    :
     BE IT REMEMBERED, that on this 11th day of January, 2000, before me, the subscriber, and attorney of the State of New Jersey, personally appeared Michael
F. Lombardi, and Stephen F. Lombardi, who, I am satisfied are the persons who signed the within instrument as the President and Secretary of MOORE'S INN, the corporation named therein and her thereupon acknowledged that the said instrument, made by the corporation addn. sealed with its seal, was signed, sealed and delivered by him as such officer and is the act and deed of the corporation, made by virtue of authority from the Board of Directors of the corporation.

                                        /s/ CLAIRE M. MINNIG
                                        ----------------------------------------
                                        Notary Public of the State of New Jersey
                                                   CLAIRE M. MINNIG
                                             A NOTARY PUBLIC OF NEW JERSEY
                                            MY COMMISSION EXPIRES 11/24/2003


                            CONSENT OF ESCROW AGENT

     The undesigned, named as Escrow Agent in the foregoing Agreement hereby agrees to act as said Escrow Agent and to hold and disburse the monies to be paid under the Agreement in accordance with the provisions thereof.

DATED:          January 19, 2000        /s/ ANTHONY MANCUSO
                                        ----------------------------------------
                                        ANTHONY MANCUSO, ESQ.

                              CONSENT TO TRANSFER

     MOORE'S INN, INC., for and in consideration of the sum of Three Hundred and Fifty Thousand ($350,000.00) Dollars, and other good and valuable consideration, and intending to be legally bound, does hereby consent to the transfer of the Plenary Retail Consumption License issued by the Township of Freehold and bearing License No. 1316-33-005-003 from MOORE'S INN, INC., to CHEFS INTERNATIONAL, INC.

     IN WITNESS WHEREOF, MOORE'S INN, INC. has caused this consent to be signed by its President and Secretary and has hereunto affixed its corporate seal this
11th day of January    , 2000.

Attest:                                        Moore's Inn, Inc.

/s/ STEPHEN F. LOMBARDI                        By   /s/ MICHAEL F. LOMBARDI
-----------------------------------              -------------------------------
    Stephen F. Lombardi, Secretary                      Michael F. Lombardi

STATE OF NEW JERSEY    :
                       :  SS                   January 11, 2000
COUNTY OF MIDDLESEX    :

     Before me personally appeared MICHAEL F. LOMBARDI and Stephen F. Lombardi, for MOORE'S INN, INC., aforesaid, signer and sealer of the foregoing instrument and acknowledged the same to be its free act and deed and the free act and deed of such Corporation before me.

                                         /s/ CLAIRE M. MINNIG
                                        ----------------------------------------
                                        NOTARY PUBLIC - STATE OF NEW JERSEY

                                                   CLAIRE M. MINNIG
                                             A NOTARY PUBLIC OF NEW JERSEY
                                            MY COMMISSION EXPIRES 11/24/2003